As filed with the Securities and Exchange Commission on October 6, 2011.
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MISSION COMMUNITY BANCORP

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	77-0559736 (I.R.S. Employer Identification No.)

3380 South Higuera Street

San Luis Obispo, California 93401

(805) 782-5000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2011 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

James W. Lokey

Chief Executive Officer

Mission Community Bancorp

3380 South Higuera Street

San Luis Obispo, California 93401

(805) 782-5000

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

With a copy to:

Madge Beletsky, Esq.

King, Holmes, Paterno & Berliner, LLP

1900 Avenue of the Stars

25th Floor

Los Angeles, California 90067

(310) 282-8911; (310) 282-8903 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	496,599	$3.45	$1,713,266.50	$196.34

(1) Based solely on the number of shares of common stock, without par value per share, of Mission Community Bancorp (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the 2011 Equity Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) and  based on the last sales price of the Registrant’s common stock reported on the Over the Counter Bulletin Board on October 3, 2011.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Not required to be filed with the Securities and Exchange Commission.

Item 2.  Registrant Information and Employee Plan Annual Information*

Not required to be filed with the Securities and Exchange Commission.

*Information required by Part I of Form S-8 (Items 1 and 2) to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

1.             The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

2.             All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (1) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of this post-effective amendment, which indicates that all securities offered here, have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.  Any statement contained herein or in a document incorporated or deemed to be incorporated be reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents).  Written requests should be directed to Mark Ruh, Chief Financial Officer, Mission Community Bancorp, 3380 South Higuera Street, San Luis Obispo, California 93401.  Telephone requests may be directed to (805) 782-5000.

Item 4.  Description of Securities

The Registrant is authorized to issue fifty million (50,000,000) shares of common stock, without par value, and ten million (10,000,000) shares of preferred stock, without par value.  A description of the Registrant’s common stock is set forth below.

Voting Rights.  All voting rights are vested in the holders of the Registrant’s common stock.  The Registrant’s shareholders have cumulative voting rights for the election of directors.  This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate.

Each share has the same rights, preferences and privileges as every other share.  Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting (except as described above in connection with the election of directors), and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings.

Dividends.  As a bank holding company that currently has no significant assets other than its equity interest in Mission Community Bank, the Registrant’s ability to declare dividends will depend primarily upon dividends it receives from Mission Community Bank.  The dividend practice of Mission Community Bank, like the Registrant’s dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by Mission Community Bank’s Board of Directors at the time.

The payment of cash dividends by Mission Community Bank is also subject to certain restrictions.  In general, dividends may not be paid from any of Mission Community Bank’s capital or surplus.  Dividends must be paid out of available net profits, after deduction of all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.  Additionally, a California state bank is prohibited from declaring a dividend on its shares of common stock until its surplus fund equals its common capital, or, if its surplus fund does not equal its common capital, until at least one-tenth of the bank’s net profits, for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding full year in the case of an annual dividend, are transferred to its surplus fund each time dividends are declared.  Regulatory approval is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction.  Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which Mission Community Bank may pay.

Furthermore, bank regulators also have authority to prohibit the payment of dividends by a bank when it determines such payment to be an unsafe and unsound banking practice.  Due to the Registrant’s and Mission Community Bank’s net losses from 2008 through 2010, the Registrant’s and Mission Community Bank’s regulators have required that the Registrant and Mission Community Bank obtain approval in advance prior to the payment of any dividends, even though each remains well capitalized.

The Registrant’s ability to pay dividends is also limited by state corporation law.  The California General Corporation Law prohibits the Registrant from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend the sum of its assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities and the current assets of the Registrant would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense of the two preceding fiscal years was less than the average of its interest expense of the two preceding fiscal years, at least equal to 125% of its current liabilities.

Shareholders are entitled to receive dividends only when and if declared by the Registrant’s Board of Directors.  The Registrant presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of the Registrant.  Accordingly, it is anticipated that no cash dividends will be declared in the foreseeable future, and no assurance can be given that the Registrant’s earnings will permit the payment of dividends of any kind in the future.  The future dividend policy of the Registrant will be subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions.

Item 5.  Interest of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 317 of the California General Corporation Law (the “CGCL”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

The Registrant’s articles of incorporation authorize the Registrant to provide for indemnification of officers and directors in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.  The Registrant’s bylaws authorize the Registrant to provide for indemnification of officers and directors to the fullest extent possible by the provisions of the CGCL.  This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the Registrant, to the extent permitted by the CGCL, and permits the Registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the CGCL.  In addition, the Registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act.

The foregoing summaries are necessarily subject to the complete text of the CGCL and the Registrant’s articles of incorporation and bylaws referred to above, and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description

5.1	Opinion of King, Holmes, Paterno & Berliner

10.1	2011 Equity Incentive Plan (incorporated by reference to Form 8-K filed with the SEC on September 30, 2011)

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5.1)

23.2	Consent of Perry-Smith LLP

24.1	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iv)          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Luis Obispo, California, on October 6, 2011.

MISSION COMMUNITY BANCORP

/s/ James W. Lokey
By:	James W. Lokey
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Lokey and Anita M. Robinson, and each of them, as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Director	, 2011
George H. Andrews

/s/ Bruce M. Breault	Director	October 6, 2011
Bruce M. Breault

/s/ William B. Coy	Director	October 6, 2011
William B. Coy

/s/ Howard N. Gould	Director	October 6, 2011
Howard N. Gould

/s/ Richard Korsgaard	Director	October 6, 2011
Richard Korsgaard

/s/ James W. Lokey	Chairman of the Board	October 6, 2011
James W. Lokey	and Chief Executive Officer
(Principal Executive Officer)

/s/ Mark Ruh	Executive Vice President	October 6, 2011
Mark Ruh	and Chief Financial Officer
(Principal Financial Officer)

/s/ Anita M. Robinson	Director, President	October 6, 2011
Anita M. Robinson

/s/ Harry H. Sackrider	Director	October 6, 2011
Harry H. Sackrider

/s/ Gary E. Stemper	Director	October 6, 2011
Gary E. Stemper

/s/ Brooks W. Wise	Director	October 6, 2011
Brooks W. Wise

/s/ Stephen P. Yost	Director	October 6, 2011
Stephen P. Yost

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of King, Holmes, Paterno & Berliner

10.1	2011 Equity Incentive Plan (incorporated by reference to Form 8-K filed with the SEC on September 30, 2011)

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5.1)

23.2	Consent of Perry-Smith LLP

24.1	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)